Exhibit 7

                                 PERDIGAO S. A.

                           CNPJ-MF 01.838.723/0001-27

                                 PUBLIC COMPANY

            SUMMARY OF THE MINUTES OF THE SIXTH/2002 ORDINARY MEETING
                            OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: July 23rd, 2002, at 11:00 a.m., at Av. Escola Politecnica, 760, Sao Paulo, SP. QUORUM: Absolute Majority of the Members. ON MOTION: Eggon Joao da Silva, Chairman, and Ney Antonio Flores Schwartz, Secretary. RESOLUTIONS ADOPTED BY THE BOARD: 1)NEGOTIATION POLICIES OF SECURITIES AND DISCLOSURE OF STATUTES AND RELEVANT FACTS: The Board of Directors approved the document "Negotiation Policies of Securities and Disclosure of Statutes and Relevant Facts", according to Laws numbers 6,385/76 and 6,404/76, to CVM Insctructions numbers 8/79, 168/91, 202/93, 229/95, 299/99 and 358/02, and to the Standards of
Level 1 of Corporate Governance of Bovespa - Sao Paulo Stock Exchange. 2) Other issues related to the Company. TERMINATION: Upon motion duly made, seconded and carried unanimously, the meeting was adjourned. Eggon Joao da Silva, Chairman; Ney Antonio Flores Schwartz, Secretary; Sebastiao Jose Martins Soares; Carlos Eduardo da Silva Bessa; Wilson Carlos Delfino; Pedro Augusto Nardelli Pinto; Eliane A. Lustosa Thompson-Flores; Biramar Nunes de Lima. (I do hereby certify that the present is a summary of the original minute transcribed in the Book n(0)1 of Ordinary and Extraordinary Minutes of the Board of Directors of the Company, at page 84).



                           NEY ANTONIO FLORES SCHWARTZ

                                    SECRETARY